Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
                        Contacts:    Michael W. Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2021 THIRD QUARTER RESULTS

HOUSTON — August 3, 2021 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2021 third quarter ended June 30, 2021.

Fiscal Third Quarter Key Highlights:
•Revenues totaled $116 million;
•Backlog as of June 30, 2021 totaled $426 million;
•Net Loss was $2.0 million, or a $0.17 loss per diluted share;
•Cash and short-term investments as of June 30, 2021 totaled $129 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Our consolidated revenues for the fiscal third quarter were largely in-line with both the prior quarter and comparable period in the prior year, while gross profit improved sequentially by 40 basis points. We are encouraged by the $103 million of new orders that we saw in the quarter, and while aggregate activity remains tempered, we are cautiously optimistic that we are beginning to see signs of stabilization in some of our key Industrial end markets. Commercial activity across our Traction and Utility customers remains solid, as revenue in the two segments grew 52% and 57%, respectively. Operationally, this quarter was very similar to the prior quarter while we work closely with our customers as they continue to evaluate schedules and project plans. We remain focused on our execution levels and strict cost controls as we navigate the current environment.”

Revenues for the third quarter of fiscal 2021 totaled $115.8 million compared to $118.7 million in the second fiscal quarter of 2021 and $118.1 million in the third fiscal quarter of 2020.

New orders in the third quarter totaled $103 million compared to $89 million in the second fiscal quarter of 2021 and $81 million in the third quarter of fiscal 2020. Backlog as of June 30, 2021 totaled $426 million which represents a sequential decline of 3% and compares to $532 million as of June 30, 2020.

Net loss for the third fiscal quarter was $2.0 million, or a loss of $0.17 per diluted share, compared to loss of $0.2 million, or a $0.02 loss per diluted share, in the second fiscal quarter of 2021. Net income in the third quarter of fiscal 2020 was $3.5 million, or $0.30 per diluted share.

Mr. Cope added, “I am very proud of the team and the critical support they continue to provide to our customers. As we navigate through the current environment, we will continue to actively pursue projects across our non-industrial sectors, such as Utility and Traction, which remain strong. The economics of natural gas also continue to support favorable opportunities in the LNG, gas pipeline and gas to chemical process industries. We are also actively participating in growth areas such as renewable energy and biofuels, and are encouraged by opportunities within carbon capture and sequestration and other less traditional areas of the business.”

OUTLOOK

Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “The $103 million of new orders during the third quarter marked a strong sequential improvement from the prior period. However, considering the lead time of our projects, the current revenue levels and overall operating activity prevent us from fully leveraging our overhead. This, in addition to the recent inflationary impact on commodities such as steel and copper, are creating headwinds to our margin profile. As a result, while we manage through this cycle, our main focus remains on project execution and customer fulfillment as well as diligent cost and cash management. We anticipate that we will continue to build working capital as we execute on our current project mix and are cautiously optimistic that the commercial activity will gradually improve. Our balance sheet and liquidity position remain a core strength of Powell and provide the flexibility to navigate through these industry cycles, while also providing an element of optionality.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, August 4, 2021 at 11:00 a.m. Eastern time. To participate in the conference call, dial 833-953-2431 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 11, 2021. To access the replay, dial 877-344-7529 using a passcode of 10158438#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
(In thousands, except per share data)
	(Unaudited)

Revenues	$115,813	$118,062	$341,105	$403,781
Cost of goods sold	98,646	96,718	288,513	330,926
Gross profit	17,167	21,344	52,592	72,855

Selling, general and administrative expenses	16,710	15,511	50,259	51,372
Research and development expenses	1,772	1,605	5,046	4,863
Amortization of intangible assets	44	44	132	132
Restructuring and other, net	—	1,400	—	1,400
Operating income (loss)	(1,359)	2,784	(2,845)	15,088

Interest expense	51	52	152	179
Interest income	(72)	(190)	(230)	(901)
Income (loss) before income taxes	(1,338)	2,922	(2,767)	15,810

Income tax provision (benefit)	703	(559)	(138)	2,133

Net income (loss)	$(2,041)	$3,481	$(2,629)	$13,677

Earnings (loss) per share:
Basic	$(0.17)	$0.30	$(0.22)	$1.18
Diluted	$(0.17)	$0.30	$(0.22)	$1.17

Weighted average shares:
Basic	11,720	11,631	11,700	11,622
Diluted	11,720	11,698	11,700	11,686

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,610	$2,637	$7,899	$7,878
Capital Expenditures	$857	$809	$2,480	$4,311
Dividends Paid	$3,039	$3,019	$9,102	$9,047

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	September 30, 2020
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$128,840	$178,921

Other current assets	156,694	156,737

Property, plant and equipment, net	112,485	114,372

Long-term assets	23,942	22,248

Total assets	$421,961	$472,278

Liabilities and equity:

Current liabilities	$105,310	$152,947

Long-term debt, net of current maturities	—	400

Deferred and other long-term liabilities	13,710	12,305

Stockholders’ equity	302,941	306,626

Total liabilities and stockholders’ equity	$421,961	$472,278

SELECTED FINANCIAL DATA:

Working capital	$180,224	$182,711